Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Guarino, Director of Corporate Relations 781 647 3900
Press Release Source: Inverness Medical Innovations
Inverness Medical Innovations Prices
Public Offering of Common Stock
WALTHAM, MA...January 26, 2007...Inverness Medical Innovations, Inc. (AMEX: IMA), announced today the pricing of its previously announced public offering of 6,000,000 shares of its common stock at $39.65 per share. In connection with the offering, the underwriters have been granted a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Inverness. The offering of 6,000,000 shares is expected to close on January 31, 2007, subject to customary closing conditions.
Jefferies & Company and UBS Investment Bank are acting as joint book-running managers for the offering. Cowen and Company and Leerink Swann & Company are acting as co-managers for the offering.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A copy of the prospectus supplement and accompanying prospectus related to this offering may be obtained by calling the Prospectus Department at Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022 by phone at (212) 284-2342 or by fax request at (212) 284-2208, or at UBS Investment Bank, 299 Park Avenue, New York, NY 10171 by phone at (212) 821-3000 or by fax request at (212) 821-3285.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Forward-Looking Statements
This press release contains forward-looking statements regarding the Company’s expectations as to the completion, timing and size of its public offering. There can be no assurance that the public offering will be completed, or, if completed, as to the number of shares sold in the offering or the price at which such shares are sold. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Actual results may differ materially due to numerous factors, including without limitation the risks and uncertainties referenced in the Company’s periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its most recent Quarterly Report on Form 10-Q for the period ended September 30, 2006.